Exhibit 99.1

Summit Financial Services Group Buys Back and Retires Approximately 15% of its Common Stock From Antares

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced today that the Company has repurchased in a private transaction, and retired, 4,000,000 shares, or approximately 15%, of the Company’s common stock from Antares Capital Fund III Limited Partnership, for a purchase price of $3.30 million, or $0.825 per share.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We are pleased to be able to repurchase the shares from Antares given the potential of the transaction to increase shareholder value. We are grateful for the trust and confidence placed in us by Antares, and in particular by Jonathan Kislak and Randy Poliner, it’s Managing Members, and we will miss their contribution.” Mr. Leeds continued: “As always, I would like to thank our financial advisors, their staffs and our home office associates for their contributions in enabling the Company to achieve the type of operating results and financial success that make such a transaction possible.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Antares Capital Fund III Limited Partnership is a Delaware limited partnership whose general partner is Antares Capital Partners III, L.L.C. (“ACP”), a Florida limited liability company. As the general partner, ACP has sole voting authority over ACF’s investments. The managing partners of ACP are Jonathan I. Kislak and Randall Poliner. In connection with the repurchase of the shares, any and all rights held by Antares will terminate.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of 310 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

All of the above numbers have been rounded for ease of presentation.

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.